INVESTMENT MANAGEMENT
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Exhibit (d)(1)(i)

December 12, 2025

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Addition of Voya VACS Series LCC Fund

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Equity Trust (“VET”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya VACS Series LCC Fund (the “Fund”), a newly established series of VET, effective on December 12, 2025, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Fund, is attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Equity Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

0.500% on first $500 million of assets;
Voya Corporate Leaders® 100 Fund	0.450% on next $500 million of assets; and
0.400% thereafter

Voya Global Income & Growth Fund	0.750% on all assets

0.750% on the first $1 billion of assets;
Voya Large Cap Value Fund	0.725% on the next $1 billion of assets;
0.700% on the next $1 billion of assets;
0.675% on the next $1 billion of assets; and
0.650% thereafter

Voya MI Dynamic Small Cap Fund	0.750% on all assets
(formerly, Voya Small Company Fund)

Voya MI Dynamic SMID Cap Fund	0.550% on first $500 million of assets;
0.525% on next $250 million of assets;
(formerly, Voya Mid Cap Research
0.500% on next $1.25 billion of assets; and
Enhanced Index Fund)
0.475% thereafter

0.850% on the first $500 million of assets;
Voya MidCap Opportunities Fund	0.800% on the next $400 million of assets;
0.750% on the next $450 million of assets; and

0.700% thereafter

A-1

Series	Annual Management Fee
(as a percentage of average daily net assets)

Actively Managed Assets1
Voya Multi-Manager Mid Cap Value	0.800% on assets
Fund	Passively Managed Assets2
0.400% on assets

Voya Small Cap Growth Fund	0.800% on all assets

Voya VACS Series LCC Fund	0.00% on all assets

Voya VACS Series MCV Fund	0.00% on all assets

Effective Date: December 12, 2025, to reflect the addition of Voya VACS Series LCC Fund.

1“Actively Managed Assets” shall mean assets which are not “Passively Managed Assets.”

2“Passively Managed Assets” shall mean assets which are managed with a goal of replicating an index.

A-2